UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2006

IMAGE ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-11071	84-0685613
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

20525 Nordhoff Street, Suite 200, Chatsworth, California 91311
(Address of principal executive offices, including zip code)

(818) 407-9100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 30, 2006, Image Entertainment, Inc. (the “Company”) signed a five-year Replication Agreement with Sonopress LLC, to act as exclusive manufacturer to meet the Company’s DVD requirements, including HD-DVD and Blu-ray Disc high-definition formats. If the Company does not manufacture at least 75,000,000 units during the five-year term, the term may be extended by Sonopress until such time that 75,000,000 units have been manufactured. At the Company’s option, Sonopress may also replicate the Company’s CD requirements. The Company received an interest-free $10 million advance against future replication from Sonopress, to be repaid at $0.20 per disc manufactured, plus payment of a $0.042 administrative fee per disc manufactured until the advance is repaid. All outstanding amounts under the advance are subordinated to all obligations outstanding to Wells Fargo Foothill under the Company’s Amended and Restated Loan and Security Agreement. Until the advance is repaid, Sonopress will have a security interest in all the Company’s assets in second position behind Foothill. Upon any change-in-control of the Company, the controlling entity will have the option to terminate the agreement at any time during the five-year term in exchange for a payment equal to $1.5 million during the first year of the term, $1.125 million during the second year of the term, $750,000 during the third year of the term, $375,000 during the fourth year of the term, and $0 thereafter.

Unless otherwise required by law, the Company disclaims any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGE ENTERTAINMENT, INC.
Dated: June 30, 2006	By:	/s/ DENNIS HOHN CHO
	Name:	Dennis Hohn Cho
	Title:	Corporate Secretary